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                                                                     Exhibit 5.1


               MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

                              One Financial Center
                           Boston, Massachusetts 02111
                                                                617 542 6000
                                                                617 542 2241 FAX



                                January 17, 2001

Vertex Pharmaceuticals Incorporated
130 Waverly Street
Cambridge, MA 02139-4211

Ladies and Gentlemen:

       We have acted as your legal counsel in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement"), pursuant to which Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (the "Company"), is registering under the Securities Act of 1933, as amended,
(i) $345,000,000 aggregate principal amount of the Company's 5% Convertible Subordinated Notes due September 19, 2007 (the "Notes"); (ii) 3,739,432 shares of the Company's common stock, $.01 par value per share, and an additional undeterminable number of shares as may be required for issuance upon conversion of the Notes for resale to the public (the "Shares"); and
(iii) rights to purchase Series A Junior Participating Preferred Stock, $.01 par value per share (the "Rights"). The Notes, Shares and Rights, if and when sold, will be sold by certain security holders of the Company. This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein shall have the respective meanings given to them in the Registration Statement.

       We have examined the Registration Statement, the Restated Articles of Organization of the Company, as amended to date, and such other documents and records of the Company as we have deemed necessary for purposes of this opinion.

       In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

       The opinions expressed in this letter are limited to the laws of the Commonwealth of Massachusetts (including the applicable provisions of the Massachusetts Constitution and the reported judicial decisions interpreting the laws) and the federal laws of the United States of America. We are not opining on, and we assume no responsibility with respect to, the applicability to or effect on any of the matters covered herein of the laws of any other jurisdiction. To the extent that any other laws govern the matters as to which we are opining herein, we have assumed that such laws are identical to the state laws of the Commonwealth of Massachusetts, and we are expressing no opinion herein as to whether such assumption is reasonable or correct. We note in this regard that the Notes state that they are to be governed by the laws of the State of New York. Except as expressly set forth in this letter, we are also not opining on specialized laws that are not customarily covered in opinion letters of this kind, such as tax, insolvency, antitrust, pension, employee benefit, environmental,

                   BOSTON NEW YORK RESTON WASHINGTON NEW HAVEN


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MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

Vertex Pharmaceuticals Incorporated
January 17, 2001
Page 2

intellectual property, banking, insurance, labor, health and safety laws. No opinion is expressed herein with respect to the qualification of the Notes, Shares and Rights under the securities or blue sky laws of any state or any foreign jurisdiction.

       Our opinions contained in paragraph (i) below as to enforceability is subject to the further qualification that such enforceability may be (1) limited by bankruptcy, insolvency (including, without limitation, fraudulent conveyances and fraudulent transfers), reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (2) limited by general equitable principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law), (3) subject to the effect of any public policy considerations or court decisions which may limit the rights of any person or entity to obtain indemnification, and (4) subject to the effects of generally applicable rules of law that (A) limit or affect the enforcement of provisions that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness or (B) provide that forum selection clauses are not necessarily binding on the court or courts in the forum selected.

       Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that:

       (i) The Notes have been duly and validly authorized and issued and are binding obligations of the Company; and

       (ii) The Shares have been duly and validly authorized and, when issued upon conversion of the Notes in accordance with the terms of such Notes, will be validly issued, fully paid and non-assessable.

       We are furnishing this letter to you solely in connection with the offer and sale of the Notes, Shares or Rights while the Registration Statement is in effect. You may not rely on this letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent.

       The foregoing opinions are rendered as of the date of this letter, except as otherwise indicated. We assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

       We hereby consent to the reference to this firm under the heading "Legal Matters" in the Prospectus which is part of the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement.

                                       Sincerely,

                                       /s/ Mintz, Levin, Cohn, Ferris
                                           Glovsky and Popeo, PC
                                       ----------------------------------------
                                           Mintz, Levin, Cohn, Ferris,
                                           Glovsky and Popeo, PC